UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 16, 2014

Global Indemnity plc

(Exact name of registrant as specified in its charter)

Ireland	001-34809	98-0664891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25/28 North Wall Quay Dublin 1 Ireland		None
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +(353) (0) 1 649 2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 16, 2014, Global Indemnity Group, Inc. (“Buyer”), a subsidiary of Global Indemnity plc (“Global Indemnity”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Buyer, American Bankers Insurance Group, Inc. (“Seller”), solely for the purposes of Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.9, 5.11, 5.14, 5.15(b), 5.16, 5.18 and 5.22 and Article XI thereof, Assurant, Inc. (“Parent”) and, solely for the purposes of Article XI thereof, Global Indemnity.

Pursuant to the Stock Purchase Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the issued and outstanding capital stock of American Reliable Insurance Company for an aggregate purchase price of $113,696,000 in cash, which purchase price is subject to adjustment based on GAAP book value of the business as of the date of the closing of the transaction and the future development of loss reserves as further described in the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, Global Indemnity has agreed to guarantee the obligations of Buyer and Parent has agreed to guarantee the obligations of Seller under the Stock Purchase Agreement.

The Stock Purchase Agreement contains customary representations, warranties and covenants of Buyer and Seller, including customary exclusivity and non-competition covenants, covenants requiring Seller to conduct its business in the ordinary course during the interim period between the execution of the Stock Purchase Agreement and the closing of the transaction and covenants requiring the parties to use their respective reasonable best efforts to take all actions necessary to obtain all required governmental and regulatory approvals in connection with the transaction. Pursuant to the Stock Purchase Agreement, Seller is subject to indemnification obligations for damages resulting from breaches of its representations, warranties and covenants and other stated matters, subject to stated thresholds and limitations.

The closing of the transaction is anticipated to occur in the fourth quarter of 2014 and is subject to certain customary conditions, including receipt of required regulatory approvals and the absence of a material adverse effect on the business of American Reliable Insurance Company. In connection with the transaction, certain affiliates of Seller and Parent will enter into various reinsurance and commutation agreements and transfer certain assets and contracts to American Reliable Insurance Company prior to the closing in connection with the restructuring of the business to be acquired pursuant to the Stock Purchase Agreement. At the closing, Seller and Buyer will enter into a transition services agreement to support the transition of the business from Seller to Buyer.

The foregoing description of the Stock Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference in its entirety to the Stock Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

The representations, warranties and covenants of Buyer and Seller contained in the Stock Purchase Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Stock Purchase Agreement, (b) are subject to materiality qualifications contained in the Stock

Purchase Agreement which may differ from what may be viewed as material by investors, (c) are made only as of the date of the Stock Purchase Agreement and as of the date of the closing of the transaction (except to the extent any earlier date is specified, in which event such representations, warranties and covenants are made as of such date) and (d) have been included in the Stock Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Stock Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Stock Purchase Agreement, and not to provide investors with any other factual information regarding the Buyer, Seller or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Buyer or Global Indemnity or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in Global Indemnity’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of October 16, 2014 by and among Global Indemnity Group, Inc., American Bankers Insurance Group, Inc., solely for the purposes of Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.9, 5.11, 5.14, 5.15(b), 5.16, 5.18 and 5.22 and Article XI, Assurant, Inc. and, solely for the purposes of Article XI, Global Indemnity plc

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Indemnity plc

October 21, 2014	By:	/s/ Linda C. Hohn
	Name:	Linda C. Hohn
	Title:	Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of October 16, 2014 by and among Global Indemnity Group, Inc., American Bankers Insurance Group, Inc., solely for the purposes of Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.9, 5.11, 5.14, 5.15(b), 5.16, 5.18 and 5.22 and Article XI, Assurant, Inc. and, solely for the purposes of Article XI, Global Indemnity plc